Exhibit 99.2

FOR IMMEDIATE RELEASE

Digimarc Declares $0.11 per Share Quarterly Cash Dividend

Beaverton, Ore. — April 23, 2014 — Digimarc Corporation (NASDAQ: DMRC) declared a quarterly dividend of $0.11 per share on the outstanding common shares. The dividend is payable on May 12, 2014 to shareholders of record at the close of business on May 5, 2014. The aggregate amount of the quarterly dividend payment is expected to be $0.8 million.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC), based in Beaverton, Oregon, is a leading innovator and provider of enabling technologies that create digital identities for all forms of media and many everyday objects. The embedded digital IDs are imperceptible to humans, but not to computers, networks and devices like mobile phones, which can now use cameras and microphones as sensory inputs to “see, hear and understand” the world around them within the context of their environment. Digimarc has built an extensive intellectual property portfolio with patents in digital watermarking, content identification and management, media and object discovery to enable ubiquitous computing, and related technologies. Digimarc develops solutions, licenses its intellectual property, and provides development services to business partners across a range of industries. For more information, visit www.digimarc.com.

Company Contact:

Charles Beck

Chief Financial Officer

503-469-4721

Charles.Beck@digimarc.com

Investor Contact:

Scott Liolios or Matt Glover

Liolios Group, Inc.

Investor Relations for Digimarc

949-574-3860

dmrc@liolios.com

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